Exhibit 99.1

FOR IMMEDIATE RELEASE
Mark A. Rozelle
Media and Investor Relations
(203) 622-3520
UST SETTLES LAST MAJOR ANTITRUST CASE —
RECONFIRMS GUIDANCE
GREENWICH, Conn., May 4, 2007 — UST Inc. (NYSE: UST) announced today that the Company has settled its last significant remaining indirect purchaser antitrust case.
As stated in the Company’s first quarter earnings release issued on April 26, 2007, UST was actively engaged in court mandated mediation to resolve what the Company believes was its last major antitrust case, California. These negotiations proved to be productive, and earlier this week, UST reached an agreement to settle the case in a manner it believes is in the best interest of the Company and its shareholders. The agreement is subject to court approval.
“This settlement essentially closes a difficult chapter in the history of our Company, which we have been dealing with for nearly a decade,” said Murray S. Kessler, president and chief executive officer. “With legal uncertainty having been even further reduced, major distractions to the organization removed, robust growth in the categories in which we compete and solid fundamentals in our smokeless tobacco and wine businesses, I remain optimistic about achieving our targets for the year and our Company’s future.”
The first quarter 2007 Form 10-Q filed today with the Securities and Exchange Commission, which is available on the Company’s website at www.ustinc.com, includes a $93.6 million pretax charge for the California settlement and includes financial statements which supersede the GAAP financial results included in the Company’s earnings release. The after tax impact of the charge was $60 million, or $.37 per diluted share. As reflected in the attached table reconciling GAAP to non-GAAP financial measures, first quarter adjusted diluted earnings per share were not impacted.
The inclusion of the charge also had no impact on the Company’s outlook for the year. Accordingly, full year 2007 adjusted non-GAAP diluted earnings per share remains targeted at $3.32 with a range of $3.27 to $3.40. The adjusted non-GAAP target excludes the gain on the sale of the Company’s headquarters, restructuring charges related to Project Momentum and antitrust litigation charges, details of which can be found in the first quarter 10-Q.
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UST Inc. is a holding company for its principal subsidiaries: U.S. Smokeless Tobacco Company and International Wine & Spirits Ltd. U.S. Smokeless Tobacco Company is the leading producer and marketer of moist smokeless tobacco products including Copenhagen, Skoal, Red Seal and Husky. International Wine & Spirits Ltd. produces and markets premium wines sold nationally through the Chateau Ste. Michelle, Columbia Crest, and Villa Mt. Eden wineries, as well as distributes and markets Antinori products in the United States.

All statements included in this press release that are not historical in nature are forward-looking statements made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements regarding the Company’s future performance and financial results are subject to a variety of risks and uncertainties that could cause actual results and outcomes to differ materially from those described in any forward-looking statement made by the Company. These risks and uncertainties include uncertainties associated with ongoing and future litigation relating to product liability, antitrust and other matters and legal and other regulatory initiatives; federal and state legislation, including actual and potential excise tax increases, and marketing restrictions relating to matters such as adult sampling, minimum age of purchase, self service displays and flavors; competition from other companies, including any new entrants in the marketplace; wholesaler ordering patterns; consumer preferences, including those relating to premium and price value brands and receptiveness to new product introductions and marketing and other promotional programs; the cost of tobacco leaf and other raw materials; conditions in capital markets; and other factors described in this press release and in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006. Forward-looking statements made by the Company are based on its knowledge of its businesses and the environment in which it operates as of the date on which the statements were made. Due to these risks and uncertainties, as well as matters beyond the control of the Company which can affect forward-looking statements, you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company undertakes no duty to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Reconciliation of GAAP Financial Measures to Non-GAAP Financial Measures
The adjusted non-GAAP financial measure used in this press release excludes the impact of the net gain on the sale of the Company’s corporate headquarters, restructuring charges associated with the Project Momentum cost savings initiative and antitrust litigation charges. The “gain on the sale of corporate headquarters, net” reflects the net impact of the gain recorded on the sale and the amortization of the short-term imputed rent on the property, which will be recognized through Sept. 2007 when the Company relocates its headquarters. For the full year, the net impact of these two items will result in $.39 per diluted share. This non-GAAP financial measure is not prepared in accordance with generally accepted accounting principles and may be different from non-GAAP measures used by other companies. Non-GAAP financial measures should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. The Company believes that this non-GAAP financial measure is helpful in assessing ongoing and forecasted operating results. In addition, this non-GAAP financial measure facilitates the Company’s internal comparisons to historical results and comparisons to competitors’ results. The Company has included this non-GAAP financial measure in this press release because it believes such a measure allows for greater transparency related to supplemental information used by management in its financial and operational analysis. Investors are encouraged to review the reconciliations of the non-GAAP financial measure used in this press release to its most directly comparable GAAP financial measure as provided below.

	First Quarter
Consolidated diluted E.P.S.	2007	2006	% Change
GAAP diluted E.P.S.	$.67	$0.71	-5.6

Other items (net of taxes):
Antitrust litigation	0.48	0.01	—
Restructuring charges	0.01	—	—
Gain on sale of corporate headquarters, net	(0.41)	—	—

Adj. non-GAAP diluted E.P.S.	$0.75	$0.72	4.2

A full reconciliation of GAAP to non-GAAP operating income and net earnings can be found on the Company’s website at www.ustinc.com under the Investor, Press Release tab. As indicated in the first quarter 2007 earnings release, the Company’s full-year diluted earnings per share guidance is focused on adjusted non-GAAP measures due to its inability to reasonably estimate restructuring charges related to Project Momentum it expects to incur for actions that have not yet been finalized.